Exhibit 10(b)

2019 Entergy Corporation Non-Employee Director Service Recognition Program

This 2019 Entergy Corporation Service Recognition Program for Non-Employee Directors (the “SRP”), is being established pursuant to the terms of the Entergy Corporation 2019 Omnibus Incentive Plan (the “2019 OIP”); the terms of which are incorporated into this SRP. References in this SRP to any specific 2019 OIP provision do not limit the applicability of any other 2019 OIP provision. This SRP shall be effective as of the date the Company’s shareholders approve the 2019 OIP (the “Effective Date”) and shall, along with the terms of the 2019 OIP, govern (i) Awards granted after the Effective Date to Non-Employee Directors (as defined below) actively serving on the Board and (ii) Awards previously granted to Non-Employee Directors actively serving on the Board on the Effective Date. In the event of a conflict between the terms of the 2019 OIP and this SRP, the terms of the 2019 OIP shall prevail.
PURPOSE

This SRP identifies those directors who are eligible for recognition for their service on the Board, sets forth the terms and conditions of the SRP, and establishes the commencement date for receipt of benefits under this SRP.

ARTICLE I
DEFINITIONS

1.    Definitions. Capitalized terms used in this SRP shall have the meanings assigned to them in the 2019 OIP unless expressly provided herein to the contrary; provided that, in any event, the following terms shall have the meaning specified for purposes of this SRP.

1.1	“Award Date” shall mean the last day of May of each year, or if such day is day on which the NYSE is not open for trading, the next succeeding NYSE trading day.

1.2	“Committee” shall mean the Board.

1.3
“Disability” shall mean a physical or mental condition of a Non-Employee Director, which, based on evidence satisfactory to the Committee, and in the opinion of the Committee, renders such Non-Employee Director unfit to perform his or her duties as a director. Evidence may include medical evidence or that the Non-Employee Director qualifies for disability benefits from the Social Security Administration.

1.4	“Eligible Non-Employee Directors” shall mean Non-Employee Directors actively serving on the Board on or after the Effective Date.

1.5	“Equity Unit” shall mean a phantom stock unit representing one (1) share of Common Stock.

1.6	“NYSE” shall mean the New York Stock Exchange or any successor thereto.

1.7	“Non-Employee Director” shall mean a member of the Board who is not an officer or an employee of a System Company.

1.8	“SRP” shall mean this Entergy Corporation Service Recognition Program for Non-Employee Directors, effective as of the Effective Date, and as amended from time to time.

1.9	“SRP Award” shall mean the annual grant of Equity Units to Eligible Non-Employee Directors made pursuant to Section 3.1(a) of this SRP

1.10	“Separated Non-Employee Director” shall mean a Non-Employee Director who becomes Separated from the Board after the Effective Date.

1.11
“Separation” shall mean the occurrence of any of the following events: (a) the Non-Employee Director’s voluntary resignation or retirement from, or failure to be re-elected to the Board; (b) a Non-Employee Director’s involuntary removal from the Board; (c) the Non-Employee Director’s Disability or (d) the Non-Employee Director’s death. A Non-Employee Director shall be considered “Separated” from the Board on his or her last day of service as a Non-Employee Director on the Board for any of the reasons set forth in this Section 1.11. Notwithstanding the foregoing, a Separation shall not be deemed to occur under this SRP unless the event (other than death) also qualifies as a “separation from service” within the meaning of Code Section 409A.

1.12	“Year of Service” shall mean the one-year period beginning on an Award Date and ending on the next succeeding Award Date.

ARTICLE II
PARTICIPATION

2.1    Eligible Participants. Only Eligible Non-Employee Directors are eligible to receive Awards of Equity Units under the SRP. Outstanding Awards held by Eligible Non-Employee Directors on the Effective Date will be governed by the terms of this SRP; provided that the time and form of payment of any such Award that is non-qualified deferred compensation under Code Section 409A will not change.

2.2    Former Directors Not Eligible. Any outstanding Award held by a former Non-Employee Director who Separated from the Board prior to the Effective Date and who is covered under any prior service recognition program for Non-Employee Directors shall continue to be governed by the terms of the program for Non-Employee Directors as in effect prior to the Effective Date and shall not be covered by the terms of this SRP.

ARTICLE III
BENEFITS

3.1    Service Recognition Awards.

3.1.1
Annual Awards. Subject to Sections 3.1(b) and 4.1, on each Award Date, the account maintained under the SRP for each Eligible Non-Employee Director will be credited with an annual award of Equity Units. The number of Equity Units shall be determined by dividing $80,000 by the per-share closing price of the Common Stock on the NYSE on the Award Date.

3.1.2
Pro-Rated Awards. Eligible Non-Employee Directors who serve on the Board for a portion of a Year of Service shall receive a prorated SRP Award. Eligible Non-Employee Directors who commence service on the Board during a Year of Service and continue in service through the next Award Date shall be credited on the next Award Date with the number of Equity Units equal to $80,000 divided by the per-share closing price of the Common Stock on the NYSE on the Award Date multiplied by a fraction, the numerator of which is the actual number of days the individual served as a Non-Employee Director during the Year of Service and the denominator of which is 365 days. For Non-Employee Directors who Separate from the Board during a Year of Service, their accounts will be credited on the last trading day of the month in which the Non-Employee Director Separates from the Board with the number of Equity Units equal to $80,000 divided by the per-share closing price of the Common Stock on the NYSE on such date multiplied by a fraction, the numerator of which is the actual number of days the individual served as a Non-Employee Director during the Year of Service and the denominator of which is 365 days.

3.1.3
Fractional Shares. Any fractional Equity Units that result from the determination of any Award shall be rounded up to the next whole share and shall be included in the Award to the Eligible Non-Employee Director.

3.1.4	Vesting. All benefits awarded under this SRP to Eligible Non-Employee Directors shall at all times be vested.

3.2    Dividend Equivalents. If the Company declares one or more cash dividends respecting the Common Stock to holders of record as of a date or dates occurring on or after the Effective Date of this SRP, the account of each Eligible Non-Employee Director and each Separated Non-Employee Director shall be credited on the dividend payment date with a Dividend Equivalent equal in value to the cash dividend paid to a holder of record on each share of Common Stock multiplied by the number of outstanding undistributed Equity Units that such Eligible Non-Employee Director or Separated Non-Employee Director has accumulated under this SRP and any prior service recognition plans through the Award Date immediately preceding such record date. The accounts of each Eligible Non-Employee Director and each Separated Non-Employee Director will be credited on the dividend payment date with the cash value of the Dividend Equivalents received on each dividend payment date.

3.3    Payment of Benefits. Commencing on the first day of the month next following an Eligible Non-Employee Director’s Separation, and thereafter for the four consecutive anniversary dates of such date (each an “Annual Installment Date”), a Separated Non-Employee Director shall be entitled to receive an annual installment payment, as hereinafter determined, based on the accumulated Equity Units and Dividend Equivalents credited to the Separated Non-Employee Director’s account. After Separation, unpaid Equity Units in a Separated Director’s Account will continue to be credited with Dividend Equivalents pursuant to Section 3.2. Except for Separation as a result of death, the five annual installments represent the earliest payment schedule. A Non-Employee Director shall have no right to demand payment of benefits any sooner than permitted under this schedule. Payment of benefits shall be subject to the following:

3.3.1
Annual Installments. Each annual installment shall be made within thirty (30) days after the applicable Annual Installment Date. Each annual installment represents a proportionate share of the remaining accumulated Equity Units and Dividend Equivalents accrued by the Separated Non-Employee Director based on the number of remaining annual installments to be paid. For instance, at Separation, the first annual installment shall equal one-fifth of the aggregate value of the accumulated Equity Units and Dividend Equivalents at the first Annual Installment Date. The second annual installment shall equal one-fourth of the aggregate value of the remaining accumulated Equity Units and Dividend Equivalents at the second Annual Installment Date. The third annual installment shall equal one-third of the aggregate value of the remaining accumulated Equity Units and Dividend Equivalents at the third Annual Installment Date. The fourth annual installment shall equal one-half of the aggregate value of the remaining accumulated Equity Units and Dividend Equivalents at the fourth Annual Installment Date, and the fifth and final annual installment shall equal the remaining accumulated Equity Units and Dividend Equivalents at the fifth Annual Installment Date.

3.3.2
Manner of Payment. Each annual installment shall be paid in shares of Common Stock. In the case of Dividend Equivalents, the number of shares will be determined by dividing the value of the Dividend Equivalents to be paid pursuant to paragraph (a) above by the closing price of a share of Common Stock on the last NYSE trading day immediately preceding the applicable Annual Installment Date. All installments payable under this SRP shall cease upon the distribution of all five installments. Notwithstanding the foregoing, if a Separated Non-Employee Director dies after Separation, but before all five annual installments have been paid, then the Separated Non-Employee Director’s remaining unpaid accumulated Equity Units and Dividend Equivalents shall be distributed in a lump sum in stock to his or her designated beneficiary on file with the Company’s Secretary, or, in the absence of any such designated beneficiary, shall be distributed pursuant to the Separated Non-Employee Director’s will or by the applicable laws of descent and distribution, in each case as soon as administratively practicable following notice to the Company’s Secretary of the Separated Non-Employee Director’s death. The number of shares to be distributed with respect to the unpaid accumulated Dividend Equivalents will be determined by dividing the value of the unpaid accumulated Dividend Equivalents by the closing price of a share of the Common Stock on the last NYSE trading day immediately preceding the Separated Non-Employee Director’s death.

Notwithstanding anything herein to the contrary, solely to the extent (i) that the company has an insufficient number of shares of common stock registered and authorized for delivery under the 2015 equity ownership plan of Entergy corporation and subsidiaries and the 2019 OIP to settle an award hereunder or (ii) required by applicable law, outstanding awards may be settled in cash rather than in shares of common stock, payable pursuant to the payment schedule otherwise applicable to such award and with the amount payable in respect of equity units to be calculated based on the closing price of a share of common stock on the last NYSE trading day immediately preceding each annual installment date.

3.3.3
Deferral. Notwithstanding the foregoing, an Eligible Non-Employee Director may, at least one year prior to Separation from the Board and subject to consent from the Company, execute a written deferral election under which the commencement of the five annual installments under this SRP may be irrevocably deferred for a fixed number of years, equal to at least five years but not to exceed fifteen (15) years from the date of such Eligible Non-Employee Director’s Separation from the Board. If the Eligible Non-Employee Director executes such a deferral election, Separates and subsequently dies prior to the deferred commencement date for the Annual Installments, the survivor’s benefit provisions described in Section 3.4 shall apply as if the Non-Employee Director had not Separated.

3.4    Death While In Active Service on the Board. If an Eligible Non-Employee Director dies while serving on the Board, the Eligible Non-Employee Director’s accumulated Equity Units and Dividend Equivalents shall be distributed in a lump sum in stock (based on the closing price of a share of the Common Stock on the last NYSE trading day immediately preceding the Eligible Non-Employee Director’s death) to the Eligible Non-Employee Director’s designated beneficiary, or, in the absence of a designated beneficiary, shall be distributed pursuant to the Eligible Non-Employee Director’s will or by the applicable laws of descent and distribution, in each case as soon as administratively practicable following notice to the Company’s Secretary of the Eligible Non-Employee Director’s death. A beneficiary designation shall be effective only if in writing, signed by the Eligible Non-Employee Director and received by the Company’s Secretary prior to the death of the Eligible Non-Employee Director.

3.5    Required Six-Month Delay for Certain Distributions. Notwithstanding the foregoing, except as explicitly stated in this Section 3.6, unless a Non-Employee’s Separation is the result of such director’s death, then to the extent required to avoid the imposition of tax under Code Section 409A, no distributions may be made to a Separated Non-Employee Director within six months following the Separated Non-Employee Director’s Separation, if the Separated Non-Employee Director is a Specified Employee at the time of Separation. Any payments that are delayed pursuant to this Section 3.6 shall be paid in full on the first business day after the six-month required delay period ends or, if earlier, upon the Separated Non-Employee Director’s death in accordance with Section 3.3(b).

3.6    Source of Payment. Neither the Company nor any of its Affiliates, nor the 2019 OIP or the SRP shall be required to set aside a fund or assets for the payment of any amounts hereunder. No Non-Employee Director shall look to any other person or entity other than the Company for the payment of benefits under the SRP. The Non-Employee Directors or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Company to the Non-Employee Director set forth herein. Each Non-Employee Director shall have the right to enforce his or her claim under the SRP in the same manner as any other unsecured creditor of the Company and its Affiliates. Nothing stated herein shall prohibit the Company from adopting or establishing a trust or other means for funding any obligations created hereunder provided, however, any and all rights that any such Non-Employee Directors shall have with respect to any such trust or other fund shall be governed by the terms thereof. Notwithstanding the foregoing, no contributions shall be made to such a trust during any “restricted period” within the meaning of Code Section 409A(b)(3).

ARTICLE IV
MISCELLANEOUS

4.1.    Amendment or Termination. This SRP shall be administered by the Board, which shall have the authority to make all determinations under the SRP, including substituting or adjusting outstanding Awards as provided in Section 5 of the 2019 OIP. Except as otherwise provided herein, and subject to the requirements of Code Section 409A, this SRP shall be subject to amendment or termination by a majority vote of the Board at any time. Any such amendment or termination shall be binding on all active Non-Employee Directors alike regardless of their status, provided, however, that no such amendment or termination shall affect an Eligible or Separated Non-Employee Director’s rights to any and all benefits accrued and vested prior to the effective date of such amendment or termination. Notwithstanding the foregoing, unless (i) specifically provided, no amendment shall “materially modify” benefits under the SRP, within the meaning of Code Section 409A, that became earned and vested on or before December 31, 2004 and (ii) no amendment shall modify the time and form of payment of any benefit under the SRP that constitutes nonqualified deferred compensation within the meaning of Code Section 409A..

4.2.    Board Approval. The Board must approve any deviations from this SRP relating to the amount of compensation or benefits of Non-Employee Directors.

4.3.    Code Section 409A. The SRP is intended to comply with the applicable requirements of Code Section 409A and the regulations thereunder, and shall be administered in accordance with those provisions of Code Section 409A and the regulations thereunder that apply to the SRP. To the extent that any provision of the SRP would cause a conflict with the requirements of Code Section 409A and the regulations thereunder, or would cause the administration of the SRP to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted by applicable law. Each payment under this SRP shall be deemed a separate payment for purposes of Code Section 409A.